Exhibit 99.1

March 9, 2004

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas
Reports Record Net Revenues and Adjusted EBITDA for the 4th Quarter and Year Ended December 31, 2003

LAS VEGAS, March 9/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 4th quarter net revenues increased $3.4 million, or 12%, to $32.4 million compared to $29.0 million in the year-earlier three-month period.  The Company also announced a $3.9 million, or 122%, increase in 4th quarter earnings before interest, taxes, depreciation, amortization, loss on development project abandonment and loss on early extinguishment of debt (“Adjusted EBITDA”) (1), to a record $7.2 million compared to $3.3 million in the comparable prior year period.   Net loss decreased $4.2 million, or 91%, to $0.4 million compared to $4.6 million in the 4th quarter of 2002.

Quarterly net revenues improved due primarily to increased casino and lodging revenues.  The Company’s 4th quarter Adjusted EBITDA increased primarily due to these increased revenues and an increased operating profit margin in the casino.  Casino operating profit margin increased primarily due to the table games hold percentage increasing 4.3 percentage points to 14% compared to 9.7% in the year-earlier period.  In addition to these improvements, quarterly net loss decreased due to a $1.7 million loss on development project abandonment recorded during the 4th quarter of 2002.

The Company’s 2003 net revenues increased $10.4 million, or 8%, to $138.5 million compared to $128.1 million in the prior year.  Annual Adjusted EBITDA increased $5.8 million, or 20%, to a record $34.6 million compared to $28.8 million in 2002.  Net income for 2003 decreased to $2.1 million in 2003 compared to $2.5 million in the prior year.

Annual net revenues increased due primarily to improvements in casino, lodging and food and beverage revenues.  Annual Adjusted EBITDA improved primarily due to these increased revenues and an increased operating profit margin in the casino.  Casino operating profit margin increased primarily due to increased slot and race and sports handle and hold percentages.   Net income decreased in 2003 as the improvement in Adjusted EBITDA and the loss on development project abandonment recorded in 2002 were offset by increased interest expense and a $4.3 million loss on early extinguishment of debt in 2003.  Interest expense increased due to debt issued to pay $15.0 million of accrued dividends on the Company’s preferred stock and interest on the $50.0 million of subordinated debt issued in exchange for the remaining preferred stock during May 2003.  Loss on early extinguishments of debt is related to a $3.0 million premium paid to the holders of the Company’s 9 1/4% Notes due 2005 which were tendered or called during the second quarter of 2003 and due to a $1.3 million write-off of unamortized deferred debt issuance costs related to the tendered and called notes.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly and annual results stated, “Our 4th quarter and annual Adjusted EBITDA performance set new records for the Company.  It was achieved through the continuation of several programs designed to build revenues while closely monitoring costs.  Our employees bring a high level of energy and service to our customers.  I feel that the Company has never been in a better position financially and I hope for continuing growth in 2004.”

There will be a conference call open to investors:

•	Date:	Thursday, March 11, 2004
•	Time:	2:00 P.M. Eastern Daylight Time
11:00 A.M. Pacific Daylight Time
	Dial:	(888) 428-4472 Domestic only

CONTACT:                                 Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Casino	$14,290	$12,057	$57,562	$54,420
Lodging	6,813	5,984	29,924	26,639
Food and beverage	9,768	9,746	45,572	41,576
Retail	1,979	2,133	8,471	8,977
Other income	1,819	1,708	7,629	7,311
Gross revenues	34,669	31,628	149,158	138,923
Less: complimentaries	(2,261)	(2,675)	(10,653)	(10,774)
Net revenues	32,408	28,953	138,505	128,149

Costs and expenses:
Casino	8,023	8,601	33,053	33,368
Lodging	2,248	1,929	8,013	7,302
Food and beverage	5,643	5,749	24,219	21,904
Retail	906	1,011	3,725	3,934
Other	916	810	3,873	3,760
Marketing	2,076	2,196	7,627	8,058
Related party expenses	1,028	954	4,304	3,733
General and administrative	4,342	4,241	19,033	16,971
Pre-opening expense	9	206	69	306
Total costs and expenses	25,191	25,697	103,916	99,336

Earnings before interest, taxes, depreciation and amortization, loss on development project abandonment and loss on early extinguishment of debt (“Adjusted EBITDA”)	7,217	3,256	34,589	28,813

Loss on development project abandonment	—	1,730	—	1,730
Depreciation and amortization	3,018	2,897	11,784	11,380
Interest expense, net	4,568	3,262	16,515	13,164
Loss on early extinguishment of debt	—	—	4,258	—
Income tax benefit	—	—	(100)	—
Other expense, net	26	8	6	48
Net income (loss)	(395)	(4,641)	2,126	2,491

Preferred stock dividends	—	1,407	2,346	5,436
Loss applicable to common shareholders	$(395)	$(6,048)	$(220)	$(2,945)

BASIC AND DILUTED NET INCOME PER SHARE

Applicable to common shareholders	$(5.20)	$(79.56)	$(2.89)	$(38.74)

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income (loss)	$(395)	$(4,641)	$2,126	$2,491

Depreciation and amortization	3,018	2,897	11,784	11,380
Interest expense, net	4,568	3,262	16,515	13,164
Loss on development project abandonment	—	1,730	—	1,730
Loss on early extinguishment of debt	—	—	4,258	—
Income tax benefit	—	—	(100)	—
Other expense, net	26	8	6	48
Earnings before interest, taxes, depreciation and amortization, loss on development project abandonment and loss on early extinguishment of debt (“Adjusted EBITDA”)	$7,217	$3,256	$34,589	$28,813

	Supplemental Information
	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Casino
Table Games Drop	$64,414,810	$78,042,478	$289,969,009	$303,141,309
Table Games Win	$9,026,650	$7,600,960	$38,436,301	$38,280,024
Table Games Hold%	14.0%	9.7%	13.3%	12.6%
Average # of Tables	92	94	91	93
Win/Table/Day	$1,063	$860	$1,154	$1,134

Slot Handle	$97,657,029	$95,465,503	$365,824,201	$358,361,944
Slot Win	$4,776,368	$4,153,937	$17,536,725	$15,371,761
Slot Hold%	4.9%	4.4%	4.8%	4.3%
Average # of Slots	557	563	557	565
Win/Slot/Day	$93	$80	$86	$75

Hotel
Occupancy	84.8%	87.9%	92.9%	93.9%
ADR	$127	$109	$129	$114
REVPAR	$115	$99	$124	$107

Other
Cash in Bank as of December 31, 2003 approximately $2.6 million
Capital expenditures for cash in millions, net	3,415,000	1,049,000	13,180,000	5,759,000

(1)  Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization, loss on development project abandonment and loss on early extinguishment of debt, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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